NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

ALLIANCE DATA SIGNS LONG-TERM AGREEMENT WITH
SPECIALTY RETAILER HABAND

Alliance Data to Provide Private Label Credit Card and Marketing Services to Support Haband’s Sales
and Customer Loyalty Efforts

DALLAS, Texas – Feb. 24, 2009 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a long-term contract to provide private label credit card services to Haband, one of the oldest and largest privately held multi-channel retailers in the United States. With more than 5 million customers, Haband offers men’s and women’s apparel and home goods via catalog and online, and targets consumers 50 years and older, the fastest-growing and most affluent purchasing demographic. Founded in 1925 and based in Oakland, N.J., Haband is a division of Orchard Brands, a company with more than $1.1 billion in annual revenues.

Under the terms of the agreement, Alliance Data will provide Haband with a comprehensive set of private label credit card services, including account acquisition and activation; receivables funding; card authorization; private label credit card issuance; statement generation; remittance processing; customer service functions; and marketing services.

Alliance Data will partner with Haband to develop a loyalty rewards component tied to the private label credit card program to incent and reward cardholders, and better engage customers with the Haband brand.

“Haband places a great deal of emphasis on delivering a positive shopping experience for our customers, and this new private label credit card program will further enhance that experience,” said Anthony Del Gaudio, chief financial officer, Haband. “Alliance Data’s retail industry experience, and their breadth of multi-channel credit and marketing capabilities make them the ideal partner for launching this program, extending our brand and ultimately helping drive sales for Haband.”

“We’re looking forward to this new partnership with Haband,” said Ivan Szeftel, president of Retail Services for Alliance Data. “Through our full suite of private label credit card services, we have the ability to engage and incent Haband customers through targeted on-brand communications that build stronger customer relationships and brand loyalty. Our solution will allow Haband to connect with their customers, increasing sales and extending the brand.”

About Orchard Brands

A portfolio company of Golden Gate Capital, Orchard Brands is a leading multi-channel marketer of apparel and home products focused on serving the needs of the rapidly growing market segment of women and men above the age of fifty-five. With more than $1.1billion of revenues, Orchard Brands provides quality products to consumers through the direct channels of catalog, Internet and retail, with a relentless focus on delivering superior service. Orchard Brands catalogs include Appleseed’s™, Bedford Fair Lifestyles®, Blair®, Brownstone Studio®, Comfort Corner, Coward®, Gold Violin®, Haband™, Intimate Appeal®, Lew Magram®, Monterey Bay®, Norm Thompson®, Old Pueblo Traders®, Sahalie®, Solutions®, The Tog Shop™, Willow Ridge® and Winter Silks®.

About Alliance Data
Alliance Data (NYSE: ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data. The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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